Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ALPINE ACQUISITION CORPORATION,

AAC MERGER SUB INC.,

and

TWO BIT CIRCUS, INC.

Dated as of May 18, 2022

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ii

Exhibit A	–	Certain Definitions
Exhibit B	–	Escrow Agreement
Exhibit C-1	–	Second Amended and Restated Certificate of Incorporation of Parent
Exhibit C-2	–	Amended and Restated Bylaws of Parent

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of May 18, 2022, by and among Alpine Acquisition Corporation, a Delaware corporation (“Parent”), AAC Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). Parent, the Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction, whereby Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and the Company Stockholders receiving shares of Parent Common Stock and cash as described herein in exchange for all the outstanding shares of Company Common Stock; and

WHEREAS, as of the date of this Agreement, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, concurrently with, and conditional upon, the execution of this Agreement, Parent is entering into that certain Purchase and Sale Agreement (the “Hotel Purchase Agreement”), by and among Pool IV Finance LLC, Pool IV TRS LLC and PHF II Stamford LLC, as sellers, and Parent, as purchaser, for the purchase and sale of the Hilton Stamford Hotel & Executive Meeting Center and the Crowne Plaza Denver Airport Convention Center Hotel (collectively, the “Hotels”); and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE TRANSACTIONS AND RELATED MATTERS

Section 1.1. Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company after the Merger.

Section 1.2. Effective Time; Closing. As soon as practicable after the Closing (as defined below), Merger Sub and the Company will cause the Merger to be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being the “Effective Time”). Subject to the provisions of ARTICLE VII of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), will take place remotely, at a time and date to be determined by the Parties, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company (the “Closing Date”). Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.6(b) will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.3. Effect of the Merger. The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub shall vest in the Company as the Surviving Company following the Merger.

Section 1.4. Governing Documents.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety, such that the certificate of incorporation of the Surviving Company shall be identical to the certificate of incorporation of Merger Sub, except that the name of the Surviving Company shall be “Two Bit Circus, Inc.”, and as so amended and restated shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable law.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the bylaws of the Surviving Company shall be amended and restated in their entirety, such that the bylaws of the Surviving Company shall be identical to the bylaws of Merger Sub, except that the name of the Surviving Company shall be “Two Bit Circus, Inc.”, and as so amended shall be the bylaws of the Surviving Company until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

(c) Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be, and the parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Delaware) required to cause the certificate of incorporation of Parent to be, amended and restated to be in the form of Exhibit C-1, until thereafter amended in accordance with its terms. Immediately prior to the Effective Time, the bylaws of Parent shall be amended and restated in the form of Exhibit C-2.

Section 1.5. Officers and Directors of the Surviving Company. Each of the persons who is an officer of the Company immediately before the Effective Time will continue in the same position as an officer of the Surviving Company, until his or her death, resignation or removal. Beginning at the Effective Time, the persons designated by Parent, acting through its board of directors, will serve as the directors of the Surviving Company.

Section 1.6. Conversion of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares cancelled pursuant to Section 1.6(d) and Dissenting Shares) will be converted into and become the right to receive, subject to Section 1.11, a number of shares of Parent Common Stock (the “Per Share Merger Consideration”) equal to (a) (i) (I) $49,800,000, minus (II) the aggregate outstanding balance of the Company Convertible Notes that are not converted into shares of the Company Common Stock immediately prior to the Closing, divided by (ii) $10.00, divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.6(d)).

(b) Adjustments to Per Share Merger Consideration. The number of shares of Parent Common Stock issuable pursuant to Section 1.6 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Stock occurring on or after the date hereof but at or prior to the Effective Time.

(c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger in accordance with Section 1.6, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock in accordance with Section 1.6 (after aggregating all fractional shares and units that otherwise would be received by such holder in accordance with Section 1.6) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(d) Cancellation of Treasury and Parent-Owned Company Common Stock. Any shares of Company Common Stock held by Parent, the Company or any direct or indirect Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Conversion of Merger Sub Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 1.7. Exchange Procedures.

(a) Deposit of Merger Consideration. At or before the Effective Time, Parent shall appoint an exchange agent, who shall be mutually determined by the Company and Parent and who may be either the Surviving Company or Parent (the “Exchange Agent”). If the Exchange Agent is not Parent, Parent shall deposit, and/or instruct its transfer agent to deposit, with the Exchange Agent a sufficient number of shares of Parent Common Stock to deliver the aggregate Per Share Merger Consideration to the Company Stockholders, in accordance with Section 1.6(a) (together, the “Payment Fund”). In addition, Parent shall deposit or cause to be deposited in the Payment Fund, as necessary from time to time after the Effective Time, any shares of Parent Common Stock or funds necessary to deliver or pay (x) dividends or other distributions payable pursuant to Section 1.7(c), or (y) the Per Share Merger Consideration issuable in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.

(b) Exchange of Company Common Stock. The Company Stockholders shall deliver the certificates evidencing their right to shares of Company Common Stock (the “Company Certificates”) to the Exchange Agent for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to the Exchange Agent an affidavit (and indemnity if required) in the manner provided in Section 1.9 below, in either case together with a letter of transmittal and instructions (“Letter of Transmittal”), and shall, at or after the Closing, receive in exchange therefor the aggregate Per Share Merger Consideration, less the Escrow Shares (as defined below) allocable to the Company Stockholders deposited in accordance with Section 1.11 (in book-entry form, unless certificates representing the aggregate Per Share Merger Consideration are otherwise requested by the Company Stockholders), issuable in respect of the Company Common Stock previously represented thereby, and the Company Certificates shall forthwith be cancelled. The Letter of Transmittal shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the exchange agent, shall include approval of the appointment of the Company Representative, and shall otherwise be in customary form. Until so surrendered, from and after the Effective Time, outstanding Company Certificates will be deemed to evidence only the right to receive the aggregate Per Share Merger Consideration issuable in respect of the Company Common Stock previously represented thereby, as prescribed by this Agreement, and the Company Stockholders will, subject to applicable law in the case of Dissenting Shares, cease to have any rights with respect thereto. No interest shall be paid or accrued on the Per Share Merger Consideration, or on any dividends or other distributions pursuant to Section 1.7(c), upon the surrender or transfer of any Company Certificate.

(c) Distributions With Respect to Unexchanged Company Common Stock. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, the Exchange Agent shall promptly deliver to the record holders thereof the aggregate Per Share Merger Consideration (in book-entry form, unless certificates representing the aggregate Per Share Stock Merger Consideration are otherwise requested by Company Stockholders) issuable in exchange therefor in accordance with Section 1.7(b), and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares, in each case without interest.

(d) Transfers of Ownership of Company Common Stock. If shares of Parent Common Stock constituting the Per Share Merger Consideration are to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of the Per Share Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged its Company Certificates in accordance with this Section 1.7 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar laws), as general creditor thereof, for payment of the Per Share Merger Consideration, without any interest. Notwithstanding the foregoing, neither Parent nor the Surviving Company shall be liable to any holder of Company Certificates for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of Company Certificates shall, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dissenting Shares Merger Consideration. If the Exchange Agent is not Parent, any shares of Parent Common Stock and/or funds made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.8. Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Legal Requirement. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.8, such amounts shall be treated for all purposes under this Agreement as having been delivered to the Person to whom such amounts would otherwise have been deliverable.

Section 1.9. Lost, Stolen or Destroyed Certificates for Company Common Stock. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Company Common Stock previously represented by such Company Certificates was converted, and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that, as a condition precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify the Exchange Agent, Parent and the Surviving Company against any claim that may be made against the Exchange Agent, Parent or Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by the Exchange Agent.

Section 1.10. Treatment of Company Derivative Securities. Prior to the Effective Time, all Company Derivative Securities shall be exercised for or exchanged or converted into shares of Company Common Stock or, to the extent not so exercised, exchanged or converted, shall be terminated, in full, in either case without cost or liability (other than the issuance of shares of Company Common Stock prior to the Closing) to Parent, the Company or any direct or indirect Subsidiary of any of the foregoing. For the avoidance of doubt, shares of Company Common Stock issued in respect of the Company Derivative Securities shall be included in the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time for all purposes of this Agreement. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Derivative Securities as contemplated by this Section 1.10.

Section 1.11. Escrow Shares. In order to secure the amounts (if any) owed to Parent Indemnitees pursuant to ARTICLE VIII, at the Closing, an aggregate of 10% of the aggregate shares of Parent Common Stock otherwise issuable as Per Share Merger Consideration (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), allocated Pro Rata among the Company Stockholders in separate accounts, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Company Representative and Continental Stock Transfer & Trust Company (or such other Person as may be agreed by Parent and the Company), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”). In addition, as necessary from time to time after the Closing, an aggregate of 10% of the aggregate shares of Parent Common Stock otherwise issuable as Per Share Merger Consideration in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, shall be deposited in the Escrow Account, together with any dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time, allocated to the holder of such Dissenting Shares in a separate account. The Escrow Agreement will provide that, upon the expiration of the Survival Period (as defined below), the Escrow Agent will release the Escrow Shares in each separate account, less that portion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the applicable Company Stockholder. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution will be delivered to the Company Stockholders from their separate accounts promptly upon such resolution.

Section 1.12. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.13. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action by Parent, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company and the Surviving Company shall cause them to take all such action that it is lawful for them to take.

Section 1.14. Lock-Up Agreement.

(a) Concurrently with the execution of this Agreement, each of the Company Stockholders identified on Schedule 1.14(a) (the “Key Company Stockholders”), is entering into an agreement (the “Company Lock-Up Agreement”) not to transfer the shares of Parent Common Stock received by such Key Company Stockholder hereunder as Per Share Merger Consideration until the date set forth next to such Key Company Stockholders’ name on Schedule 1.14(a), subject to certain exceptions as set forth therein.

(b) Concurrently with the execution of this Agreement, the Sponsor and the other Initial Stockholders, all of which holders are identified on Schedule 1.14(b), are entering into an agreement (the “Parent Lock-Up Agreement”) not to transfer the Founder Shares held by them as of the Closing until the date set forth next to such Key Company Stockholders’ name on Schedule 1.14(b), subject to certain exceptions as set forth therein, which shall supersede the restrictions on transfer applicable to such Founder Shares prior to the date hereof pursuant to the letter agreements executed by the Sponsor and the other Initial Shareholders in connection with Parent’s initial public offering.

Section 1.15. Support Agreements. Concurrently with the execution of this Agreement, the Key Company Stockholders are entering into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Key Company Stockholders agrees to, among other things, vote all of the shares of Company Stock beneficially owned by such Key Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20).

Section 1.16. [Reserved]

Section 1.17. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.7, of the Company Certificates that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.18. Company Representative.

(a) Each of the Company Stockholders has designated Brent Bushnell as the initial agent, proxy, attorney-in-fact and representative (the “Company Representative”) of such Company Stockholder to act on behalf of such Company Stockholders for purposes of taking all necessary actions and making all decisions with respect to matters related to this Agreement and the Escrow Agreement as may be required after the Closing Date, including, without limitation, consenting to amendments to this Agreement and the Escrow Agreement; giving and receiving notices and instructions hereunder and thereunder; granting waivers and giving consents and approvals hereunder and thereunder; agreeing to, negotiating, entering into settlements and compromises of, and complying with Orders of courts with respect to claims for indemnification; litigating, arbitrating, resolving, settling or compromising any claim for indemnification; and making those determinations hereunder and thereunder that are specifically reserved to the Company Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of the Company prior to the Closing) shall appoint a successor to the Company Representative.

(b) All decisions and actions by the Company Representative shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent and the Surviving Company shall be able to rely conclusively on the instructions and decisions of the Company Representative as to any actions required or permitted to be taken by the Company Representative hereunder, and no party hereunder or any Company Stockholder shall have any cause of action against Parent or the Surviving Company for any action taken or omitted to be taken in reliance upon the written instructions or decisions of the Company Representative.

(c) The provisions of this Section 1.18 are independent and severable, are irrevocable and coupled with an interest sufficient in law to support an irrevocable power, shall survive the death, incompetency, disability, merger, consolidation, liquidation, bankruptcy, insolvency or dissolution of any Company Stockholder, and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 1.18 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of the Company Stockholder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The Company Representative shall (i) have no liability to Parent, the Surviving Company, or any Subsidiary or Affiliate of the foregoing, or any equityholder of any of the foregoing (including any Company Stockholder) with respect to actions taken or omitted to be taken in its capacity as the Company Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Representative. The Company Representative is intended to be the “Representative” referred to in the Escrow Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Company hereby represents and warrants to Parent and the Merger Sub as follows:

Section 2.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the certificate of incorporation and bylaws (such documents, or other comparable governing instruments with different names, collectively, “Charter Documents”) of each the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2. Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule 2.2). Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2. Each Subsidiary is in possession of all Approvals necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3. Power and Authorization. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when delivered) enforceable against the Company in accordance with its terms.

Section 2.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of the Company in connection with (i) the valid and lawful authorization, execution, delivery and performance by each Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, or (ii) the consummation of the Merger and the other Transactions by the Company, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 2.4.

Section 2.5. Non-contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement or Permit applicable to such Company;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Company, or (ii) the Charter Documents of the Company;

(c) result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of the Company, including any “change of control” or similar provision.

Section 2.6. Compliance. The Company and each of their Subsidiaries has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by the Company or any of its Subsidiaries, and the Company has no Knowledge of any such notice related to the Company or any of its Subsidiaries delivered to any other Person.

Section 2.7. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 97,000,000 shares of Company Common Stock, of which 32,088,075 shares of Company Common Stock are issued and outstanding, and (ii) 59,847,612 shares of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”), of which 39,573,435 shares of Company Preferred Stock are issued and outstanding. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. All of the issued and outstanding shares of Company Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens. Schedule 2.7(a) sets forth each holder of shares of Company Stock and the number of shares of Company Stock beneficially held by each such Person. The Company does not hold any shares of capital stock of the Company in its treasury.

(b) Of the authorized shares of Company Common Stock, 10,060,662 shares of Company Common Stock are reserved for issuance pursuant to Company’s 2015 Equity Incentive Plan (the “Option Plan”), and (ii) 7,280,224 shares remain available for future grant under the Option Plan. No other shares of Company Stock are reserved for issuance by the Company. Schedule 2.7(b) hereto sets forth each holder of the Company Derivative Securities, the number of shares of Company Common Stock that are issuable upon the exercise of such holder’s Company Derivative Securities, the vesting schedule (if any) of such holder’s Company Derivative Securities and the expiration date (if any) of such holder’s Company Derivative Securities.

(c) Except for the Company Derivative Securities set forth in Schedule 2.7(b), there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any shares of capital stock, equity interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither the Company nor any of its Subsidiaries has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) There are no registrations rights with respect to any securities of the Company or any of its Subsidiaries, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any capital stock of the Company or any of its Subsidiaries.

(f) As a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). None of the Company Derivative Securities contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(g) Except as set forth on Schedule 2.7(g), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) No outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(i) No consent of any holder of the Company Derivative Securities is required for the treatment of the Company Derivative Securities in the manner provided in Section 1.10.

Section 2.8. Financial Matters.

(a) PCAOB Auditor. The Company has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”).

(b) Financial Statements. Parent has been furnished with the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and 2020 (the balance sheet as of December 31, 2021, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by the notes thereto, each of which have been audited by the PCAOB Auditor (the “Audited Financials” or the “Financials”).

(c) Compliance with U.S. GAAP. The Financials (including any notes thereto) (i) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on the dates and for the periods specified, all in accordance with U.S. GAAP. Neither the Company nor any of their Subsidiaries is or has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet and (ii) liabilities incurred (x) in the ordinary course of business since the Most Recent Balance Sheet Date, or (y) incurred in contemplation of the Transactions or with respect thereto.

(e) Scheduled Indebtedness. Schedule 2.8(e) sets forth a true, correct, and complete list of each agreement governing Company Indebtedness, including all accrued interest and prepayment or other penalties which may be payable as a result of the Merger or the other Transactions.

(f) Projections. As of the date of this Agreement, the projections with respect to the Company that were delivered by or on behalf of the Company to Parent, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 2.8(f), were prepared by the Company based on reasonable and appropriate assumptions for projections of such kind with respect to the Company.

(g) Internal Control. The Company has established and maintained a system of internal control over financial reporting. Such internal control is effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials for external purposes in accordance with U.S. GAAP.

(h) SOX Compliance. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Stimulus Funds. Schedule 2.8(i) sets forth all CARES Act stimulus fund programs in which the Company or any Subsidiary is participating and the amount of funds received and/or requested by the Company or any Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any Subsidiary, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Legal Requirements and related guidance available as of the date hereof.

Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions), and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Real Property.

(a) Schedule 2.10(a) sets forth a list of the addresses of all real property (i) owned by the Company or any Subsidiary (“Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Schedule 2.10(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

(b) The Company and each Subsidiary, as applicable, has good and valid, fee simple title in and to, or a valid and enforceable leasehold interest in, the Real Property, free and clear of all Liens other than Permitted Liens. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to (i) materially adversely affect or interfere with the value of the Real Property, or (ii) materially adversely affect or interfere with the current use or operation of the Real Property. There are no options or other Contractual Obligations under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any Real Property. There are no Contractual Obligations under which the Company or any Subsidiary has granted to any Person the right of use or occupancy of any Real Property and there is no Person (other than the Company and its Subsidiaries) in possession of any of the Real Property. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or impair the use of any Real Property. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary to date for the full utilization of the Real Property for its intended purposes have been obtained and are in full force and effect without default thereunder.

(c) To the Company’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Real Property, nor are there any contemplated improvements to the Real Property that may result in such special or other assessments. All Taxes and governmental assessments due and owing in respect of the Property have been paid or reserved on the balance sheets included in the Financials.

(d) No portion of the Real Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

(e) The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Legal Requirement, covenant, condition, restriction, easement, license, permit or agreement.

Section 2.11. Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 2.12. Condition and Sufficiency of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used. The Personal Property and Real Property are sufficient for the conduct of the Company’s business.

Section 2.13. Intellectual Property.

(a) Non-Infringement. Except as set forth on Schedule 2.13(a): (i) none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) the operation of the Company and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Schedule 2.13(a), (x) the Company IP Registrations are not the subject of any challenge and (y) to the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights.

(b) Scheduled Intellectual Property Rights. Schedule 2.13(b) identifies (i) all registered patents, trademarks, domain names and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by the Company or any of its Subsidiaries (collectively, the “Company IP Registrations”) and (ii) all material unregistered trademarks used by the Company or any of its Subsidiaries. Each of the Company IP Registrations is valid and subsisting. The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Schedule 2.13(c) identifies each Contractual Obligation (i) under which the Company or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”), or (ii) under which the Company or any of its Subsidiaries has granted to any Person any right or interest with regard to any Company Intellectual Property Rights, including settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as set forth on Schedule 2.13(d), the Company or one of its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions, free and clear of all Liens other than Permitted Liens, none of which would reasonably be expected to materially adversely affect or interfere with the current use of such Intellectual Property Rights. No Company Intellectual Property Rights are subject to (i) any Action, Contractual Obligation, or Order of a Governmental Authority that restricts the use, transfer or licensing thereof by the Company or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule 2.13(c)), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property Rights.

(e) Know-how. The Company and each of its Subsidiary has taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets and know-how included in the Intellectual Property Rights of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such know-how or trade secrets except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material Intellectual Property Rights for the benefit of the Company or any Subsidiary to assign, and all such Persons have assigned, to the Company or a Subsidiary (by present assignment) all of such Person's rights in such registered or applied for Intellectual Property on the Company’s standard form, a copy of which has been provided to Parent.

(f) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from any Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, . Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Products in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

Section 2.14. IT Systems and Data Privacy.

(a) The Company IT Systems are owned by, or validly licensed, leased or supplied under contracts to the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) There have been no data security breach or unauthorized access of, and no material failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems, or any other unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, by any third Person on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information, and the Company has not provided notices to, nor has it been legally required to provide such notices to, individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

(c) The Company and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Company IT Systems, Personal Confidential Information, and all trade secrets, the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, and any third party data howsoever obtained or collected by or for the Company or any Subsidiary, including Personal Confidential Information and other customer data processed in connection with use of any Company Product, and control against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment) and have remediated any and all material identified vulnerabilities.

(d) The Processing and security of Personal Confidential Information by the Company and each Subsidiary complies and has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Security Standards, and (iv) applicable privacy and information security policies of each Company and Subsidiary ((i) through (iv) collectively “Privacy Requirements”). No Action is pending or, to the Company’s Knowledge threatened against the Company or any Subsidiary relating to the processing or security of Personal Confidential Information.

(e) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any Personal Confidential Information in the manner currently received or used.

Section 2.15. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened. The Company has made available to Parent true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule 2.15. Neither the Company nor any of its Subsidiaries is in violation of the terms of any Permit. The Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 2.16. Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf all Tax Returns in each jurisdiction in which the Company or such Subsidiary is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which the Company or the directors and officers (and employees responsible for Tax matters) of the Company have knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and each of its Subsidiaries has complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by the Company or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which the Company or the directors and officers (and employees responsible for Tax matters) of the Company has knowledge, and neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by the Company or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), or has any liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries are a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its material assets as a result of the failure or alleged failure of the Company or a Subsidiary to pay Taxes, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither the Company nor any of its Subsidiaries, nor Affiliate of the Company or any of its Subsidiaries, has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Other than as listed on Schedule 2.8(i), neither the Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(l) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Affiliate in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Affiliate has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(m) Each Company or Affiliate contract that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Affiliate is a party to, or is otherwise obligated under, any Contract that provides for a gross up to any Person for the interest or additional Tax imposed by Section 409A or Section 4999 of the Code. Each Company option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was not less than the fair market value of the underlying equity as of the date such Company option or other right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1), (iii) was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with U.S. GAAP in the financial statements.

Section 2.17. Employee Benefit Plans.

(a) Schedule 2.17(a) lists all Employee Plans that the Company or any of its Subsidiaries sponsors or maintains, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. There are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(d) Except as set forth in Schedule 2.17(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule 2.17(e), neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of the Company or any of its Subsidiaries under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 2.18. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or a Subsidiary and the Company has no Knowledge of any activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company and its Subsidiaries has been provided to Parent. Other than as set forth in Schedule 2.18, each employee of the Company or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements or in any applicable employment agreement, and there are no agreements or understandings between the Company or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To the Company’s Knowledge, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance in all material respects and, to the Company’s Knowledge, the Company’s and each of its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or such Subsidiary and such individual.

(d) The Company and each of its Subsidiaries is in compliance with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the Financials. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(e) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(f) The Company is and has been in material compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”) or any applicable Law and the Company does not have any plans to undertake any action in the future that would trigger the WARN Act or any other applicable mini-WARN Act.

Section 2.19. Environmental Matters. Except as set forth in Schedule 2.19, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Company or any of its Subsidiaries, or formerly owned, leased, or otherwise operated or used by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law, and (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

Section 2.20. Contracts.

(a) Schedule 2.20 lists each of the following Contractual Obligations to which the Company or any of its Subsidiaries is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the sale of Company Products or for the purchase of Company Products which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company or any of its Subsidiaries of rights to market or sell Company Products on behalf of the Company to any other Person;

(iii) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iv) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Products;

(v) any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $25,000 or less per annum) pursuant to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses any Intellectual Property used in the development or licensing of the Company Products, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contractual Obligation providing for outsourced development or joint development of any material items of Company Intellectual Property Rights;

(vii) any Contractual Obligation providing for the sale, transfer, assignment or other total disposition of any Intellectual Property Right to or from the Company or any Subsidiary, owned or previously owned by the Company or any Subsidiary in the past five (5) years;

(viii) any Contractual Obligation containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company and its Subsidiaries, taken as a whole;

(ix) any lease, sublease or similar arrangement for the use by the Company or any of its Subsidiaries of any Real Property or Personal Property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or Personal Property owned, leased or subleased by the Company or any of its Subsidiaries, where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) or where the Real Property or Personal Property is material to the business of the Company or any of its Subsidiaries;

(x) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any material asset to become subject to, or under which any material asset may become subject to, a Lien (other than a Permitted Lien);

(xi) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant in excess of $100,000 per year;

(xii) any collective bargaining agreement with any labor union;

(xiii) any Contractual Obligation that (A) purports to limit either the type of business in which the Company or any of its Subsidiaries (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage or the geographic area in which any of them may engage in any business, or to limit the solicitation by any of them of the employment of any Person or the ability of any of them to sell to or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company and any of its Subsidiaries (or, after the Closing, Parent or any of its Subsidiaries or Parent’s successors or assigns);

(xiv) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries;

(xv) any Contractual Obligation relating to the issuance of any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities, or subscriptions, rights, warrants or options to acquire any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities;

(xvi) any obligation to register any equity interests with any Governmental Authority;

(xvii) any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, or relating to any joint venture or strategic partnership or alliance with another Person;

(xviii) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of managers or board of directors, or employees;

(xix) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment by the Company or any of its Subsidiaries of consideration in excess of $100,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by the Company or the applicable Subsidiary at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xx) any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which provides for receipt by the Company or any of its Subsidiaries of consideration in excess of $100,000 per annum over the remaining life of such Contractual Obligation;

(xxi) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company or any of its Subsidiaries in excess of $100,000; and

(xxii) any guaranty by the Company or any of its Subsidiaries, or Affiliate thereof, of any obligation of another Person in excess of $100,000

(b) The Company has made available to Parent copies of each Contractual Obligation listed on Schedule 2.20 that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Schedule 2.20 (the “Disclosed Contracts”) is in full force and effect and is enforceable against each party to such Contractual Obligation. No Company or Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract.

(c) Except as set forth in Schedule 2.20, all Disclosed Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures, except where such reliance on, non-performance, or delay was not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.21. Customers and Suppliers.

(a) Set forth in Schedule 2.21(a) is a list of the top ten (10) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, or the fiscal year ended December 31, 2021 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company and its Subsidiaries by each Material Customer during each such period. Except as set forth in Schedule 2.21(a), as of the date of this Agreement, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the Agreement Date, no Material Customer has asserted or threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Set forth in Schedule 2.21(b) is a list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company and its Subsidiaries during each such period. No such Material Supplier is the sole source of the goods or services supplied by such Material Supplier. No such Material Supplier has expressed to the Company or any of its Subsidiaries its intention to, and to the Company’s Knowledge, no such Material Supplier intends to, cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company and its Subsidiaries or indicating a material breach of the terms of any Contractual Obligation with such Material Supplier. No Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

Section 2.22. Affiliate Transactions. No Affiliate of the Company or any of its Subsidiaries: (a) has any material interest in any asset owned or leased by the Company or its Subsidiaries or used in connection with the business of any of the Company or its Subsidiaries, (b) has received a loan from the Company or any of its Subsidiaries which has not been repaid as of the date of this Agreement, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries, other than through the ownership of equity interests as disclosed in Schedule 2.7(a) and Schedule 2.7(b) or payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.23. Litigation. There is no pending or, to the Company’s Knowledge, threatened, Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of the Company or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Company or any of its Subsidiaries. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or stockholder of the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would reasonably be expected to cause a Company Material Adverse Effect.

Section 2.24. Insurance. Schedule 2.24 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any of its Subsidiaries. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 2.25. Brokers. Except as set forth in Schedule 2.25, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company nor, to the Company’s Knowledge, any Company Stockholder or any Affiliate of the Company or a Company Stockholder, in connection with this Agreement or the Transactions, and the Company has not (and, to the Company’s Knowledge, none of the Company Stockholders or any Affiliate of the Company or a Company Stockholder has) entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 2.26. Restrictions on Business Activities. There is no Contractual Obligation or Order of a Governmental Authority binding on the Company or any of its Subsidiaries, or their respective material assets, or to which the Company or any of its Subsidiaries is a party, which has, or could reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as presently expected to be conducted.

Section 2.27. Anti-Corruption Matters.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Associated Persons, nor, to the Company’s Knowledge, any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

(b) The Company and each of its Subsidiaries has in place adequate procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their Affiliates and Associated Persons in accordance with all Legal Requirements and generally accepted industry standards.

(c) Since January 1, 2017, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(d) Neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(e) The Company and each of its Subsidiaries is in compliance with all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company and each of its Subsidiaries is in compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.28. Certain Provided Information. The information relating to the Company and its Subsidiaries supplied or to be supplied by the Company or its Affiliates or Representatives for inclusion in the Proxy Statement/Prospectus will not, as of the date on which the Proxy Statement/Prospectus, or any amendment or supplement thereto, is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting (as defined below), contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 2.29. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, in accordance with the Company’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

Section 2.30. Exclusivity of Representations. Except as provided in this ARTICLE II (as modified by the Company Schedule), neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives, has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III (as modified by the Parent Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate or limited liability, as applicable, power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries. Except as set forth in Schedule 3.2, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent owns 100% of the outstanding capital of Merger Sub.

Section 3.3. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to approval of the Parent Stockholder Matters. The execution and delivery of this Agreement and each Ancillary Agreement by each of Parent and Merger Sub has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as applicable, subject to approval of the Parent Stockholder Matters. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms.

Section 3.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Merger and the other Transactions by Parent and Merger Sub, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 3.4.

Section 3.5. Non-contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Parent or Merger Sub;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub, or (ii) the Charter Documents of Parent or Merger Sub;

(c) result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of Parent or Merger Sub, including any “change of control” or similar provision.

Section 3.6. No Operating History.

(a) Parent was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It completed an initial public offering of Units consisting of Parent Common Stock and Parent Warrants in August 2021, and placed certain of the net proceeds of its initial public offering and simultaneous private placement of Parent Warrants in the Trust Fund described in Section 3.11. Parent has never conducted any operations and has never engaged in any business activities except raising funds through sales of securities, causing its securities to be listed on Nasdaq, complying with applicable regulatory requirements of the SEC, Nasdaq, and State of Delaware, seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions.

(b) Merger Sub was formed for the purpose of completing the Merger. Merger Sub has never engaged in any business activities, has no assets or liabilities and has never generated any revenues or expenses, other than expenses related to the Transactions.

Section 3.7. Compliance. Each of Parent and Merger Sub has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and Parent has no Knowledge of any such notice related to Parent or Merger Sub delivered to any other Person.

Section 3.8. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 13,575,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. All of the currently outstanding shares of Parent Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens.

(b) Of the authorized shares of Parent Stock, (i) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock and there are no such outstanding options, and (ii) 10,502,500 shares of Parent Common Stock are reserved for issuance upon the exercise of Parent Warrants. Except for shares of Parent Common Stock that may be reserved for issuance upon exercise of Parent Warrants issuable upon conversion of Parent Borrowings in accordance with Section 5.12, no other shares of Company Stock are reserved for issuance by the Company.

(c) Except as provided in this Agreement or as described in Section 3.8(b), and except for Parent Warrants that may be issuable upon conversion of Parent Borrowings in accordance with Section 5.12 and shares of Parent Common Stock that may be issuable upon exercise of such Parent Warrants, there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither Parent nor Merger Sub has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.8(e), there are no registrations rights with respect to any securities of Parent or Merger Sub, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any capital stock of Parent or Merger Sub.

(f) Except as provided in this Agreement or as set forth on Schedule 3.8(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Merger Sub (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as provided in this Agreement or as set forth on Schedule 3.8(f), the Parent Warrants do not contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(g) Except as set forth on Schedule 3.8(g), neither Parent nor Merger Sub has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) Except as provided for in this Agreement or as set forth in Schedule 3.8(h), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

Section 3.9. Parent SEC Reports and Financial Statements.

(a) Parent SEC Reports and Financial Statements. Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to have been filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Reports) to (A) the Parent’s accounting or classification of the outstanding Parent Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of the Parent’s auditors, or (B) the Parents historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A)-(B), collectively, the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Company’s periodic reports as they come due, as of their respective dates, as a result thereof, (i) none of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Absence of Undisclosed Liabilities. Parent does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the most recent balance sheet included in the Parent Financial Statements or resulting from SEC SPAC Accounting Changes, (ii) liabilities disclosed in the Parent SEC Reports, and (iii) liabilities incurred (x) in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, or (y) in contemplation of the Transactions or with respect thereto.

(c) Disclosure Controls and Procedures. Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(d) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, except for any deficiencies that may result from SEC SPAC Accounting Changes, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(d) Internal Control. Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act). Except for any deficiencies that may result from SEC SPAC Accounting Changes, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(e) SOX Compliance. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) SEC Comments. To the Knowledge of Parent, as of the date of this Agreement, there are no outstanding comments from the SEC Staff with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.10. Absence of Certain Developments. Since the date of the most recent balance sheet included in the Parent Financial Statements, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.10, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.11. Trust Fund. As of the date hereof, Parent has approximately $109 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of August 30, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

Section 3.12. Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.13. Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.14. Tax Matters.

(a) Parent has timely filed, or has caused to be timely filed on its behalf all Tax Returns in each jurisdiction in which Parent is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by Parent (whether or not shown on any Tax Return) have been paid. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Parent has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Parent or the directors and officers (and employees responsible for Tax matters) of Parent has knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent has complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by Parent (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which Parent or the directors and officers (and employees responsible for Tax matters) of Parent has knowledge, and neither Parent nor any director or officer (or employee responsible for Tax matters) of Parent expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by Parent with respect to a Tax matter is currently in effect.

(g) Parent has not been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise, and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Parent is not a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Parent is not currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent to pay Taxes, and Parent has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) Parent has no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

Section 3.15. Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Parent SEC Reports, Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Employee Plans.

Section 3.16. Contracts. Schedule 3.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.17. Affiliate Transactions. Except as described in the Parent SEC Reports, to Parent’s Knowledge, no Affiliate of Parent is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries.

Section 3.18. Litigation. There is no pending or, to Parent’s Knowledge, threatened, Action to which Parent or Merger Sub is a party (either as plaintiff or defendant), or to which any material assets of Parent or Merger Sub are subject, which is reasonably expected to be materially adverse to the operations of Parent or Merger Sub. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor Merger nor any property or asset of Parent or Merger Sub is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Parent Material Adverse Effect.

Section 3.19. Parent Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVE”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEW”. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “REVEU”. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock, Parent Warrants or Parent Units or terminate the listing of the Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock, Parent Warrants, or Parent Units under the Exchange Act.

Section 3.20. Stock Issued in Transactions. When shares of Parent Common Stock are issued in the Merger as contemplated by this Agreement, such shares of Parent Common Stock will be duly authorized, validly issued and non-assessable, and will be received by the Company Stockholders to whom they are issued free and clear of all Liens or restrictions on transfer, other than (i) restrictions on transfer imposed by this Agreement, the Parent Charter Documents, the Lock-up Agreement and the Escrow Agreement, and (ii) restrictions on transfer imposed by applicable securities Legal Requirements.

Section 3.21. Brokers. Except as set forth in Schedule 3.21, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, nor, to Parent’s Knowledge, any Affiliate thereof, in connection with this Agreement or the Transactions, and Parent has not (and, to Parent’s Knowledge, no Affiliate of Parent has) entered into any agreement with any Person which will result in the obligation of Parent or the Company or its Subsidiaries to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 3.22. Certain Provided Information. The information relating to Parent and Merger Sub supplied or to be supplied by Parent or its Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, as of the date on which the Proxy Statement/Prospectus, or any amendment or supplement thereto, is first distributed to the holders of Parent Common Stock or Company Common Stock or at the time of the Parent Stockholder Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 3.23. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, as of the date of this Agreement, in accordance with Parent’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of all the Parent Stockholder Matters. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.24. Exclusivity of Representations. Except as provided in this ARTICLE III (as modified by the Parent Schedule), neither the Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II (as modified by the Company Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Parent, and Merger Sub.

(a) Conduct of the Business Generally. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements, including without limitation the Hotel Purchase Transaction, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and Parent shall carry on (and shall cause their respective Subsidiaries to carry on) their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable Legal Requirements and use their commercially reasonable best efforts consistent with past practices and policies to (x) preserve substantially intact their present business organization, (y) keep available the services of their present officers and key employees and (z) preserve their relationships with key customers and suppliers of goods and services and others with which it has significant business dealings.

(b) Specific Prohibitions. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement, including without limitation the Hotel Purchase Transaction, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and Parent shall not do (and shall cause their respective Subsidiaries to not do) any of the following:

(i) Amend its Charter Documents;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or Parent;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities;

(v) Acquire or agree to acquire by merger or consolidation of any Subsidiary with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of the Company, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus;

(vi) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by this Section 4.1(b);

(vii) Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to the business of such Party;

(ix) Close any facility or discontinue any material line of business or any material business operations;

(x) Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xii) Establish or increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Company, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xiii) Enter into any employment contract or collective bargaining agreement;

(xiv) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Employee Plan or authorize cash payments in exchange for any options granted under any Employee Plan;

(xv) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or a beneficiary, as applicable;

(xvi) Modify in any material respect or terminate any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xvii) Incur or enter into any Contractual Obligation requiring such Party to pay in excess of $100,000 in any 12-month period;

(xviii) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights or material assets;

(xix) Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of such Party or one of its Subsidiaries under current and enforceable confidentiality agreements;

(xx) Terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering such Party or its Subsidiaries or any of their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, such Party or its Subsidiary enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

(xxi) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

(xxii) Except as required by Legal Requirements or U.S. GAAP (including in response to any SEC SPAC Accounting Changes), revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xxiii) Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any Tax when due (including any estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xxiv) Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxv) Engage any investment banker, financial advisor, broker, or finder or enter into any agreement with any Person which will result in the obligation of the Company or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions; or

(xxvi) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xxiii) above.

Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated September 21, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent to have reasonable access to Representatives of the Company and to premises, properties, books, records (including Tax records) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. The Company will instruct its PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and reasonably cooperate with the preparation of financial statements and financial information for inclusion in the Proxy Statement/Prospectus. Parent will permit the Company and its Representatives to have reasonable access to Representatives of Parent and Merger Sub and to premises, properties, books, records (including Tax records) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 4.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the Company or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to the Company or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Company or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company will (and will cause its Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if the Company (or, to the Company’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform Parent of the principal terms of the inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Parent and Merger Sub will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger or sale of ownership interests in, or material assets of, Parent or a Subsidiary (including Merger Sub), or a recapitalization, share exchange, or similar transaction with respect to Parent or a Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent or Merger Sub from being able to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Parent Competing Transactions”). In addition, Parent and Merger Sub will (and will cause their Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. For the avoidance of doubt, all transactions concerning the acquisition of the Hotels by the Parent shall not be deemed to be a Parent Competing Transaction. Parent and Merger Sub will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent or Merger Sub (or, to Parent’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Parent Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform the Company of the principal terms of the inquiry, proposal, offer or submission.

Section 4.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial information for such month and management commentary on the business performance during such month.

Section 4.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable best efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 4.4, (b) reasonably cooperate with any reviews performed by Parent or its Representatives of any such Financials or such information, and (c) reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement/Prospectus, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial information.

Section 4.6. Commercially Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable, including using its commercially reasonable best efforts to (a) cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) obtain all consents, approvals, waivers, authorizations, Orders or other actions by Governmental Authorities that are necessary to enable the consummation of the Merger and the other Transactions, (c) obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions, including without limitation those set forth in Schedule 6.2(f) (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) vigorously defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, and (e) execute and deliver any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

Section 4.7. Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that may constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) prior to the Closing Date, solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) prior to the Closing Date, with respect to each individual described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits.  Prior to soliciting such waivers and approval, the Company shall (i) provide drafts of such waivers and stockholder approval materials to Parent for its reasonable review and approval, and (ii) provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 4.7 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.  Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the vote was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Registration Statement; Parent Stockholder Meeting.

(a) Parent shall prepare and, as soon as is reasonably practicable after receipt by Parent from the owner of the Hotels and the Company of all financial and other information relating to the Hotels and the Company and the Company Stockholders as is necessary for its preparation, file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Registration Statement”), which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for (a) the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger contemplated hereby, (ii) the issuance of the shares of Parent Common Stock constituting the aggregate Per Share Merger Consideration, (iii) the election to the board of directors of Parent, effective as of the Closing, of the individuals identified on Schedule 5.16, with each to serve in the class of directors set forth opposite his or her name on such schedule, (iv) the amendment and restatement of Parent’s Charter Documents, effective as of immediately prior to the Closing, so that Parent’s Charter Documents will be in the form of Exhibit C-1, (v) the adoption, effective as of the Closing, of an incentive equity plan of Parent (“Parent Plan”), (vi) the approval of the adjournment of the Parent Stockholder Meeting (as defined below) to a later date or dates if it is determined by the officer presiding over the Parent Stockholder Meeting that more time is necessary for Parent to consummate the Transactions, and (vii) the approval of any proposals necessary in connection with the Hotel Purchase Transaction and any other proposals reasonably agreed upon by Parent and the Company (collectively, the “Parent Stockholder Matters”) at a special or annual meeting of Parent Stockholders to be called and held for such purpose (the “Parent Stockholder Meeting”), and (b) the offer and sale of the shares of Parent Common Stock constituting the aggregate Per Share Merger Consideration to the Company Stockholders and the shares of Parent Common Stock constituting a portion of the purchase price for the Hotels to the owners of the Hotels. The Company shall furnish to Parent all financial and other information concerning the Company, its directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule 5.16 who are designated by the Company and will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and any amendment and supplement thereto, all in accordance with Section 5.4, shall use commercially reasonable best efforts to cause its PCAOB auditor to issue its report on the Company’s financial statements and grant its consent to inclusion thereof in the Registration Statement and any amendment and supplement thereto, and shall otherwise assist and cooperate with Parent as reasonably requested by Parent. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and on any amendment and supplement thereto or any other document proposed to be filed in connection therewith, prior to its filing with the SEC, and Parent shall not file any such statement, amendment, supplement or other documents with the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, in accordance with Section 5.4. Parent and the Company each shall use their commercially reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all Legal Requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Merger. Filing fees with respect to the Registration Statement shall be paid 50% by Parent and 50% by the Company.

(b) As soon as reasonably practicable following the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”) (and in any event, within ten (10) Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Parent Stockholder Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date (subject to postponement or adjournment in accordance with this Section 5.1(b)), and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall, after consultation with the Company in good faith, be entitled to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Legal Requirement, or (ii) if on a date for which the Parent Stockholder Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Parent Stockholder Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(c) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the offer and sale of Parent Common Stock pursuant thereto, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, (i) no financial or other information provided in writing by Parent for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) no financial or other information provided in writing by the Company for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Parent shall as promptly as practicable prepare and file with the SEC an amendment or supplement to thereto (provided that no such amendment or supplement will be filed by Parent without compliance with Section 5.1(a)) and transmit the same to the Parent Stockholders.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1(a), and shall otherwise use commercially reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, proposed to withdraw, or modify in a manner adverse to the Company, the Parent board of director’s recommendation that the Parent Stockholders vote in favor of the adoption of any of the Stockholder Matters.

Section 5.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, Parent and the Company shall each: (a) prepare and file a notification relating to the Transactions, (b) promptly and in good faith provide all information reasonably requested of them by the Federal Trade Commission or the Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company each shall (i) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance any proposed response to such communications, and each Party shall consider in good faith the views of the other Party’s counsel in connection with, any response to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other Party prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Transactions, and (iii) keep the other Party reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or anyone acting on its behalf and any Governmental Authority. No Party shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority that could affect the Transactions without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be paid 50% by Parent and 50% by the Company.

Section 5.3. Public Announcements.

(a) Promptly after the execution of this Agreement, Parent and the Company will issue a joint press release announcing the execution of this Agreement (“Signing Press Release”). As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) After the issuance of the Signing Press Release until the Closing (or the earlier termination of this Agreement in accordance with ARTICLE VII), Parent and the Company shall use commercially reasonable best efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the business or financial condition of Parent or the Company or to the Transactions, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.4.

(c) Promptly after the Effective Time, Parent and the Company shall issue a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Within the required period after the Effective Time, Parent shall prepare a Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”).

Section 5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, to which Section 5.2 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company or to the Transactions (each, a “Reviewable Document”), and for any other reasonable purposes, each of Parent and the Company, upon request by the other Party, shall furnish the other with all financial and other information concerning such Party, such Party’s directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule 5.16 who will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document, shall use commercially reasonable best efforts to cause such Party’s PCAOB auditor to issue its report on such Party’s financial statements and grant its consent to inclusion thereof in the Reviewable Document, if required, and shall otherwise assist and cooperate with the other Party as reasonably requested by the other Party in connection with any Reviewable Document.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the Transactions without further review or consent of the reviewing party.

(d) Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC Staff regarding any Reviewable Documents, or of any written or oral request by the SEC Staff for amendments or supplements to, any Reviewable Documents, and each of them shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives and the SEC Staff with respect to any Reviewable Documents. Parent and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such comments or requests with respect to any Reviewable Documents as promptly as reasonably practicable. All correspondence and communications to the SEC or its Staff made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

(e) Parent and the Company shall comply with all applicable Legal Requirements in the preparation, filing, delivery and/or issuance of each Reviewable Document. All information supplied by a Party for a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 5.5. No Parent Securities Transactions. Neither the Company nor any of its Subsidiaries, nor any of the Company Stockholders, nor any of the Company’s and the Company Stockholders’ officers, directors, employees, Affiliates or Representatives, directly or indirectly, shall engage in any transactions involving securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the Merger and the other Transactions. The Company shall use its commercially reasonable best efforts to require the Company Stockholders and the Company’s and the Company Stockholders’ officers, directors, employees, Affiliates and Representatives, to comply with the foregoing requirement.

Section 5.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) they have read Parent’s Final Prospectus and understand that Parent has established the Trust Fund and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for themselves and the Company Members and their respective directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waive all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund and not distributed to Redeeming Stockholders. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7. Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided, however, that any such supplement or amendment shall not be deemed to modify the representations and warranties of the Parties for any purposes under the Agreement, including for the purposes of ARTICLE VI. The obligations of the Parties to amend or supplement the schedules shall terminate on the Closing Date.

Section 5.8. Securities Listing. Parent shall use its commercially reasonable best efforts to keep the Parent Common Stock, Parent Warrants and Parent Units listed for trading on Nasdaq from the date hereof and through the Closing, and shall prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the Merger, and shall use commercially reasonable best efforts to obtain approval for the listing of the Parent Common Stock (including the shares of Parent Common Stock issuable in the Merger), Parent Warrants and Parent Units on Nasdaq after the Closing, and the Company shall reasonably cooperate with Parent with respect to such listing.

Section 5.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors and/or officers of the Company (each, a “D&O Indemnified Person”) under applicable law or as provided in the Charter Documents of the Company or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing shall survive and shall continue in full force and effect in accordance with their terms.

(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, the Surviving Company shall indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of the Company for any matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Company within ten (10) business days of receipt by the Surviving Company from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking to return the advance if it is ultimately determined that the Person is not entitled to indemnification, (y) neither the Surviving Company nor any of its Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by a D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of all such D&O Indemnified Persons from all liability arising out of such action, suit, proceeding, investigation or claim (including all claims for plaintiffs’ attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) the Surviving Company and its Affiliates shall cooperate in the defense of any such matter.

(c) Upon the Closing, the Surviving Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company at the date of this Agreement for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(d) If Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

Section 5.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter. The trust termination letter shall instruct Continental to distribute the Trust Fund as follows: (a) first, to stockholders who elect to have their shares of Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (“Redeeming Stockholders”), (b) second, to the holders of the Company Convertible Notes that are not converted into shares of the Company Common Stock immediately prior to the Closing as repayment in full of such notes, (c) third, for income Tax or other Tax obligations of Parent prior to Closing, (d) fourth, to Maxim Group, LLC as deferred underwriting commissions in accordance with that certain Underwriting Agreement dated August 30, 2021, (e) fifth, to debtors of Parent in repayment of Parent Borrowings that are not converted into securities of Parent immediately prior to the Effective Time and other loans and reimbursement of expenses to directors, officers and stockholders of Parent, (e) sixth, to pay any other accrued but unpaid Transaction Expenses of Parent and the Company, and (f) seventh, all remaining funds shall be distributed to Parent for the post-Closing working capital of Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective Transaction Expenses.

Section 5.12. Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor, its directors, officers, and/or stockholders to meet its reasonable capital requirements (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus).

Section 5.13. Company Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries and each other Person designated by the Company who will become an Insider of Parent upon the Closing to, at or prior to Closing, (i) repay to the Company or its Subsidiaries any loan by the Company or its Subsidiaries to such Insider or other Person and any other amount owed by such Insider or other Person to the Company or its Subsidiaries; and (ii) cause any guaranty or similar arrangement pursuant to which the Company or its Subsidiaries have guaranteed the payment or performance of any obligations of such Insider or other Person to a third party to be terminated.

Section 5.14. Employment Agreements. After the Closing Date, Parent shall enter into employment agreements with the Company executives listed on Schedule 5.14, in a form which is reasonably acceptable to the Company and such executives (the “Employment Agreements”).

Section 5.15. Registration Rights Agreement. At or prior to the Closing, Parent, the Company Stockholders who are Affiliates of the Company (all of whom are set forth on Schedule 5.15), the Sponsor, and Maxim Group, LLC shall execute and deliver an amended and restated registration rights agreement (“Registration Rights Agreement”) in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Parent shall, within 30 days after the Closing, file a registration statement on Form S-1 to register for resale under the Securities Act the shares of Parent Common Stock issued or issuable as Per Share Merger Consideration to the Company Stockholders who are Affiliates of the Company, the shares of Parent Common Stock held by the Sponsor or issuable upon the exercise of Parent Warrants held by the Sponsor (or its transferees) as of immediately after the Closing, and the shares of Parent Common Stock issued to Maxim Group, LLC (or its designees) as compensation in Parent’s initial public offering as described in the Final Prospectus. The Registration Rights Agreement shall supersede the existing registration rights agreement, dated as of August 30, 2021, between Parent and the Sponsor, the other Initial Stockholders and Maxim Group, LLC.

Section 5.16. Board of Directors. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such director or officer is included on Schedule 5.16, (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.16 and (c) the persons listed in Schedule 5.16 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.16 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

Section 5.17. Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company, and which shall be reasonably acceptable to Parent. The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to 5% of the shares of Parent Common Stock outstanding upon the Closing shall be reserved for issuance pursuant to the Parent Plan. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Common Stock issuable pursuant to the Parent Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8, or any successor form or comparable form in another relevant jurisdiction, first becomes available to Parent, and Parent shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.18. Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.19. PIPE Investment. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain a debt or equity financing in the amount of $82 million (the “PIPE Investment”) at Closing. Parent shall provide the Company with copies of all definitive documents ultimately executed relating to the PIPE Investment.

Section 5.20. Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all the Company Stockholders calling for a special meeting of such stockholders to consider and vote upon the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Stock representing the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Common Stock. The Company shall use its commercially reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

Section 5.21. Additional Lock-Up Agreements. Prior to the Closing Date, the Company will use commercially reasonable best efforts to cause each of the Company Stockholders (other than the Key Company Stockholders, who are subject to Section 1.14(a)) to enter into a Company Lock-Up Agreement, in the same form as the Key Company Stockholders, pursuant to which such Company Stockholder will agree not to transfer the shares of Parent Common Stock received by such Company Stockholder hereunder as Per Share Merger Consideration until the date that is six (6) months following the Closing Date, subject to certain exceptions as set forth therein.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) by the Party whose obligations are conditioned upon it:

(a) No Order. No Governmental Authority shall have entered a decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(b) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act. All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from Governmental Authorities legally required to be made or obtained to consummate the Transactions shall have been made or obtained.

(d) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Parent Stockholder Approval. At the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Matters set forth in Section 5.1(a)(i) through (v), inclusive, shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(f) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.2. Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 2.25 and Section 2.29 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Company Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Company Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. Parent shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of the Company authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions, (ii) that attached thereto are certificates of good standing of the Company from the State of Delaware and from each state where it is organized, qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the Most Recent Balance Sheet Date, there will not have occurred anything that has constituted or resulted in a Company Material Adverse Effect that is ongoing.

(f) Consents. The Company shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(f).

(g) Insider Loans. (i) All outstanding indebtedness owed to the Company or its Subsidiaries by Affiliates or Insiders thereof or by any other Person designated by the Company who will become an Insider of Parent upon the Closing shall have been repaid in full; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any such Affiliate or Insider or other Person to a third party shall have been terminated; and (iii) no Affiliate of the Company shall own any direct equity interests in any company that utilizes in its name or otherwise “Two Bit Circus” or any derivative thereof.

(h) Hotel Purchases. All the conditions to closing of the Hotel Purchase Transaction shall have been satisfied or waived, and the parties to the Hotel Purchase Agreement shall be ready, willing and able to close the Hotel Purchase Transaction simultaneously with the Transactions.

(i) Employment Agreements. An employment agreement with Parent, in form and substance reasonably acceptable to Parent (the “Employment Agreements”), shall have been executed and delivered by each of the individuals set forth on Schedule 6.2(i).

(j) Company Lock-Up Agreements. The Company Lock-Up Agreements executed and delivered by the Key Company Stockholders shall be in full force and effect.

(k) Company Support Agreements. The Company Support Agreements executed and delivered by the Key Company Stockholders shall be in full force and effect.

(l) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent.

(m) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(n) Company Convertible Notes. The outstanding balance of the Company Convertible Notes that remain outstanding and are not converted immediately prior to the Closing (the “Outstanding Company Convertible Notes”) is less than $6,000,000 in aggregate and, at Closing, the Company shall cause to be delivered to Parent a properly executed payoff letter agreement from each holder of Outstanding Company Convertible Notes, pursuant to which such holder agrees (i) not to convert such Outstanding Company Convertible Notes at any time from and after Closing and (ii) sets forth the pay-off amount required to repay such Outstanding Company Convertible Notes in full as of the Closing or within five Business Days thereafter.

(o) Silicon Valley Bank Payoff. The Parent shall have received evidence of a payoff or release letter from Silicon Valley Bank and the termination of all UCC financing statements filed by Silicon Valley Bank with respect to the Company or its Subsidiaries.

(p) F Reorganization. If requested by Parent in its sole discretion, Parent shall have received evidence that prior to Closing, the Company has undertaken a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(1)(F).

(q) Dissolution of Certain Subsidiaries. Parent shall have received evidence of the dissolution of Two Bit Circus PHX, LLC, Two Bit Circus DEN, LLC and Two Bit Circus PIT, LLC, and, in the event that any of the foregoing subsidiaries are not wholly owned by the Company, then Parent shall have received evidence that all of the assets of such subsidiary (or subsidiaries) have been transferred to the Company, free and clear of all Liens.

(r) Voting Control and Option to Purchase with Respect to Certain Subsidiaries. Parent shall have received (i) evidence that the Company holds all voting control of and all economic benefits with respect to any net income in Two Bit Circus DAL, LLC, Two Bit Circus DTLA, LLC, Two Bit Circus Cayman Inc. (the “Shared Ownership Subsidiaries”); and (ii) option agreements, in the form and substance acceptable to Parent, executed by all holders (other than the Company) of equity interests in the Shared Ownership Subsidiaries, which shall provide, among other things, the grant of an option to the Company to purchase all outstanding ownership in the Shared Ownership Subsidiaries for an aggregate purchase price of $1.00.

(s) Dissenting Shares. The Parent shall have received evidence that no greater than 5.0% of the outstanding Company Common Stock shall constitute Dissenting Shares.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8 and Section 3.21 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Parent Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Parent Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect (“Parent Closing Certificate”).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of Parent and Merger Sub certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent or Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of either Parent or Merger Sub adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of each of Parent and Merger Sub from its jurisdiction of formation and from each jurisdiction where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Parent Material Adverse Effect that is ongoing.

(f) Nasdaq Listing. The listing of the Parent Common Stock comprising the aggregate Per Share Merger Consideration on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(g) Management. Effective upon the closing, the members of the board of directors of Parent and the executive officers of Parent shall consist of the individuals designated in accordance with Section 5.16.

(h) Available Funds. Parent shall have Available Closing Cash of at least $15,000,000.

(i) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent.

ARTICLE VII
TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on September 30, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an Order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable;

(d) by either Parent or the Company, if the Parent Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents at the Parent Stockholder Meeting;

(e) by either Parent or the Company, if Parent shall not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents;

(f) by the Company, if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied or (ii) Parent has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from the Company to Parent of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder; or

(g) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied or (ii) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by the Company, then Parent may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from Parent to the Company of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder.

Section 7.2. Notice of Termination; Effect of Termination.

(a) In order to terminate this Agreement under Section 7.1, the Party terminating this Agreement must give written notice of termination to the other Party which states when this Agreement will terminate and the subsection of Section 7.1 under which termination is claimed. Termination of this Agreement will be effective immediately upon delivery of the notice of termination (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) after the expiration of the thirty (30) day cure period).

(b) In the event of the termination of this Agreement as provided in this Section 7.2, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and ARTICLE IX (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement by such Party occurring prior to such termination.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties, and Covenants. All of the representations, warranties, covenants, and agreements of the Company, on the one hand, and Parent on the other hand, contained herein shall survive the Closing and remain in full force and effect for the Survival Period (as defined below), provided, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof.

Section 8.2. Indemnification.

(a) Parent’s Right to Indemnification. Subject to the terms and conditions of this ARTICLE VIII (including without limitation the limitations set forth in Section 8.7), upon and from the Closing, Parent and its successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended, and held harmless by the Company Stockholders, jointly and severally, to the extent of the Escrow Shares, and thereafter, severally but not jointly (based on their Pro Rata shares), from and against all Losses (as defined below) asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company to Parent pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or

(iii) any Third Party Claim (as defined below) based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Company or any of its Subsidiaries conducted, existing or arising on or prior to the Closing Date.

(b) Company Stockholders’ Right to Indemnification. Subject to the terms and conditions of this ARTICLE VIII (including without limitation the limitations set forth in Section 8.7), the Company Stockholders and their respective successors and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended, and held harmless by Parent to the extent of the Indemnification Pool from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent contained in this Agreement or any certificate delivered by Parent to the Company pursuant to this Agreement in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of Parent contained in this Agreement.

(c) Definition of Losses. As used in this ARTICLE VIII, the term “Losses” includes all direct losses, liabilities, damages, judgments, awards, Orders, penalties, settlements, costs and reasonable expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, that are ultimately determined to be valid, provided that “Losses” does not include any indirect, special, consequential, or punitive damages (other than indirect, special, consequential, or punitive damages payable to third parties) or any loss of profit or opportunity damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Parent Indemnitees or Company Indemnitees may be entitled to indemnification pursuant to ARTICLE VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

Section 8.3. Indemnification of Third Party Claims. The indemnification obligations and liabilities under this ARTICLE VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee by a Person other than the Company, the Company Stockholders and the Affiliates of the foregoing, on the one hand, or brought against a Company Indemnitee by a Person other than Parent, Merger Sub or the Affiliates of the foregoing, on the other hand (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent will give the Company Representative, or the Company Representative will give Parent, as applicable, prompt written notice (a “Notice of Claim”) after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b) Defense. The Company Representative or Parent, as applicable, shall have the right, at its option (subject to the limitations set forth in Section 8.3(c) below) and at its own expense, by written notice to Parent or the Company Representative, as applicable, within twenty (20) days of receipt of a Notice of Claim, to assume the entire control of, subject to the right of Parent or the Company Representative, as applicable, to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent or the Company Representative, as applicable, to be the lead counsel in connection with such defense. If the Company Representative or Parent, as applicable, is permitted and elects to assume the defense of a Third Party Claim:

(i) such Person shall diligently and in good faith defend such Third Party Claim and shall keep Parent or the Company Representative, as applicable, reasonably informed of the status of such defense; provided, however, that Parent or the Company Representative, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) Parent and any Parent Indemnitee that is the subject of the Third Party Claim, or the Company Representative and any Company Indemnitee that is the subject of the Third Party Claim, as applicable, shall cooperate fully in all respects with the Company Representative or Parent, as applicable, in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and such Persons shall make available to the Company Representative or Parent, as applicable, all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Company Representative or Parent, as applicable, shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against an Parent Indemnitee or Company Indemnitee, as applicable; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Parent Indemnitee or the Company Indemnitee, as applicable, other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Company Representative or Parent, as applicable, and shall not affect such Person’s duty or obligations under this ARTICLE VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of such Person to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which such Person is obligated to be greater than such damages would have been had Parent or the Company Representative, as applicable, given prompt notice hereunder. So long as the Company Representative or Parent, as applicable, is defending any such action actively and in good faith, the Parent Indemnitee or Company Indemnitee, as applicable, shall not settle such action. Parent and the Surviving Company shall make available to the Company Representative or Parent all relevant records and other relevant materials required by the Company Representative or Parent and in the possession or under the control of Parent or the Surviving Company, for the use of the Company Representative or Parent and their respective representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Company Representative or Parent, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent or the Company Representative, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Company Representative or Parent, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnitee Rights. Anything in this Section 8.3 to the contrary notwithstanding, (i) the Company Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee and (ii) Parent shall not, without the written consent of the Company Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Company Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Company Indemnitee.

Section 8.4. Indemnification of Direct Claims. Any action on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by Parent by giving the Company Representative a Notice of Claim, or by Company Representative by giving Parent a Notice of Claim, each in accordance with Section 8.3(a) (substituting “Direct Claim” for “Third Party Claim” as applicable). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Direct Claim and shall not affect the Company Representative’s or Parent’s duty or obligations under this ARTICLE VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Company Representative or Parent to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Company Representative or Parent is obligated to be greater than such damages would have been had such Person given prompt notice hereunder. The Company Representative and its representatives and advisors, or Parent and its representatives and advisors, as applicable, shall have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Direct Claim, and Parent, the Surviving Company and Parent or the Company Representative, as applicable, shall reasonably assist such investigation by giving such information and access to persons or records as the Company Representative or Parent, as applicable, may reasonably request. If the Company Representative or Parent, as applicable, does not respond to the Notice of Claim within such twenty (20) calendar day period, the Company Representative or Parent shall be deemed to have accepted the Direct Claim. If Company Representative or Parent rejects the Direct Claim, it shall, within such twenty (20) calendar day period, notify Parent or the Company Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and the parties shall negotiate in good faith to resolve the Direct Claim. If the parties are unable to reach an agreement within ten (10) calendar days after Parent’s or Company Representative’s receipt of such rejection notice, Parent or the Company Representative shall be free to pursue such remedies as may be available to the Parent Indemnitee or Company Indemnitee, as applicable, with respect to the Direct Claim, on the terms and subject to the provisions of this Agreement.

Section 8.5. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this ARTICLE VIII are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements pursuant to an insurance policy, Parent, the Surviving Company and the Parent Indemnitee or Company Indemnitee, as applicable, shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided that Parent or the Company Representative shall nevertheless be entitled to bring a claim for indemnification under this ARTICLE VIII in respect of such Losses and the time limitations set forth in Section 8.7 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by a Parent Indemnitee or Company Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If a Parent Indemnitee or Company Indemnitee has received the indemnification required by this ARTICLE VIII in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Company Stockholders or Parent, as applicable, and shall pay to the Company Stockholders or Parent, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any indemnification received pursuant to this ARTICLE VIII in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

Section 8.6. Effect of Investigation. The representations, warranties and covenants of the Company and Parent, and the Parent Indemnitee’s and Company Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnitee or Company Indemnitee (including by any of their representatives) or by reason of the fact that the Parent Indemnitee or Company Indemnitee or any of their representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnitee or Company Indemnitee 's waiver of any condition set forth in Section 6.2 or Section 6.3, as the case may be.

Section 8.7. Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or any certificate delivered by the Company to Parent or by Parent to the Company pursuant to this Agreement in connection with the Closing (including those in ARTICLES II and III hereof and in the certificates required to be delivered by the Company pursuant to Section 6.2(a) and 6.2(b) and by Parent pursuant to Section 6.3(a) and 6.3(c)) shall survive the Closing until the date falling on the first anniversary of the Closing (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this ARTICLE VIII shall be brought after the end of the Survival Period.

(b) De Minimis Claim. Neither a Parent Indemnitee nor a Company Indemnitee may make a claim for indemnification under this ARTICLE VIII if such claim has resulted in a Loss that is less than $25,000 (the “De Minimis Threshold”).

(c) Deductible. No amount shall be payable under this ARTICLE VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), and then only to the extent of such excess, provided that only claims that have resulted in Losses that exceed the De Minimis Threshold shall be counted towards calculating the Deductible.

(d) Maximum.

(i) In no event shall the aggregate indemnification obligation of a Company Stockholder under this ARTICLE VIII exceed the aggregate Per Share Merger Consideration received by such Company Stockholder pursuant to ARTICLE I (and such Company Stockholder’s indemnification obligations shall be satisfied solely through the Escrow Shares and a number of additional shares of Parent Common Stock equal to the aggregate number received as Per Share Merger Consideration by such Company Stockholder at the Closing (or, in lieu thereof, cash equal to the Fair Value of such shares)).

(ii) In no event shall the aggregate indemnification obligation of Parent under this ARTICLE VIII exceed a number of newly issued shares of Parent Common Stock equal to the number of Escrow Shares (and Parent’s indemnification obligations shall be satisfied solely through such newly issued shares) (the “Indemnification Pool”).

Section 8.8. Payments.

(a) Once a Loss payable to the Parent Indemnitees is agreed to by Parent and the Company Representative, or finally adjudicated to be payable pursuant to this ARTICLE VIII (the date on which the amount of Loss under this paragraph (a) or paragraph (b) below is determined, the “Determination Date”), the Loss shall be paid: (i) first, through the surrender by the Escrow Agent to Parent for cancellation of a number of Escrow Shares with a Fair Value equal to the dollar value of the Loss, allocated Pro Rata among the Company Stockholders, in accordance with the terms of the Escrow Agreement, and (ii) second, to the extent the Loss has not be paid in full pursuant to clause (i), through the surrender by each Company Stockholder to Parent for cancellation of a number of shares of Parent Common Stock (up to a maximum, for all claims hereunder, equal to the number of shares received as Per Share Merger Consideration by such Company Stockholder at the Closing) with a Fair Value equal to such Company Stockholder’s Pro Rata share of the dollar value of the Loss (or, in lieu thereof, by payment in cash of the Fair Value of such number of shares), each in accordance with the limit set forth Section 8.7(d).

(b) Once a Loss payable to the Company Indemnitees is agreed to by Parent and the Company Representative, or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Loss shall be paid exclusively through the issuance by Parent to the Company Indemnitees of a number of shares of Parent Common Stock from the Indemnification Pool, allocated Pro Rata among the Company Indemnitees, with a Fair Value equal to the dollar value of the Loss (subject to the limit in Section 8.7(d)). Parent shall reserve and keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit the issuance pursuant this Section 8.8(b).

(c) “Fair Value” means the price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Common Stock as of the five trading days immediately preceding the Determination Date.

Section 8.9. Adjustment to Merger Consideration. Amounts paid for indemnification under ARTICLE VIII (either paid by the Company Stockholders or received by the Company Stockholders) shall be deemed to be an adjustment to the aggregate Per Share Merger Consideration, except as otherwise required by Legal Requirement.

Section 8.10. Representative Capacity and Expenses. The Parties acknowledge that the Company Representative’s obligations under this ARTICLE VIII are solely as a representative of the Company Stockholders. Notwithstanding anything to the contrary contained herein, the Company Representative shall have no liability to any Company Indemnitee, or any other Party, for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. Parent and the Surviving Company shall defend, indemnify, and hold harmless the Company Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Company Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. The Company Representative shall not have any personal responsibility for any expenses incurred by it in its capacity as such and all out-of-pocket expenses incurred by it shall be borne by Parent.

Section 8.11. Disputes. In any action relating to a dispute of a claim made for indemnification pursuant to this ARTICLE VIII, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other reasonable costs and expenses incurred in connection with such action from the other party.

Section 8.12. Exclusive Remedy. The Parties acknowledge and agree that, subject to Section 9.10, the indemnification provided under this ARTICLE VIII shall be the exclusive remedy to the Parent Indemnitees, Company Indemnitees and other Parties hereto in respect of any and all matters arising out of, relating to or connected with this Agreement and the transaction contemplated hereunder (other than for claims arising from fraud, intentional misrepresentation or willful misconduct in connection with the transactions contemplated by this Agreement).

ARTICLE IX
MISCELLANEOUS

Section 9.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by electronic mail to the applicable email address specified below. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Two Bit Circus, Inc.
Attention: Brent Bushnell

Email: bbushnell@twobitcircus.com\

Two Bit Circus

634 Mateo Street

Los Angeles, California 90021

with a copy (which will not constitute notice) to:

Turke & Strauss LLP
613 Williamson Street Suite 201

Madison, WI 53703

Attention: Mary C. Turke
Email: mary@turkestrauss.com

If to Parent (or to the Company after the Closing), to:

Alpine Acquisition Corporation
10141 N. Canyon View Lane
Fountain Hills, Arizona 85268
Attention: Elan Blutinger, Chairman
Email: elan.blutinger@alpinesponsor.com

with a copy (which will not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Ave, 11th Floor
New York, NY 10174
Telephone: (212) 818-8800
Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.
Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address, email address, or facsimile number by giving notice in accordance with this Section 9.1 to each of the other Parties hereto.

Section 9.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third party beneficiary of the provisions set forth in Section 5.9.

Section 9.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the Closing, no amendment or waiver of any provision of this Agreement shall be valid and binding without the consent of a majority of the directors of Parent who were not designated by the Key Members. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Any waiver or other document signed by Parent will be deemed also to be signed by Merger Sub.

Section 9.4. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Neither Party has relied on any representations or commitments other than those explicitly contained in this Agreement or the Ancillary Agreements, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 9.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.6. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

Section 9.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.9. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction. Any Action relating to or arising under this Agreement, any of the Ancillary Agreements, or any of the Transactions may be brought in any state or federal court sitting in the State of Delaware, but in no other court. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS AGREED NOT TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

Section 9.10. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.11. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to be satisfied by the posting of such document or item of information in an electronic data room accessible by Parent or the Company, as the case may be, or its representatives.

Section 9.12. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

ALPINE ACQUISITION CORPORATION

By:	/s/ Elan Blutinger
	Name:	Elan Blutinger
	Title:	Chairman

MERGER SUB:

AAC MERGER SUB INC.

By:	/s/ Elan Blutinger
	Name:	Elan Blutinger
	Title:	Chairman

COMPANY:

TWO BIT CIRCUS, INC.

By:	/s/ Kim Schaefer
	Name:	Kim Schaefer
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Hotel Purchase Agreement, the Escrow Agreement, Company Lock-Up Agreements, Parent Lock-Up Agreements, Support Agreements, Employment Agreements, and Registration Rights Agreement, and the other documents delivered pursuant hereto and thereto.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other laws in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any laws prohibiting fraudulent or dishonest failure to pay any amount of Tax to the relevant Governmental Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any laws prohibiting the facilitation of tax evasion.

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Available Closing Cash” means (i) the amount of funds contained in the Trust Account, after payment to Redeeming Stockholders who elect to have their shares of Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents, plus (ii) the net proceeds received by Parent from the PIPE Investment at the Closing, plus (iii) cash and cash equivalents held by Parent and by the Company and its Subsidiaries immediately prior to the Closing.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Kim Schaefer, Brent Bushnell, Eric Gradman or Andy Levey has actual knowledge of the fact or other matter at issue.

“Company Common Stock” means the common stock of Company, par value $0.0001 per share, authorized by the Company’s Charter Documents as currently in effect.

“Company Convertible Notes” means the outstanding convertible promissory notes issued by the Company listed on Schedule Section 2.7(g).

“Company Derivative Securities” means all shares of Company Preferred Stock, notes, bonds, indentures or other securities exchangeable for or convertible into shares of Company Common Stock, all subscription rights, options, warrants or other securities exercisable for shares of Company Stock, and all other securities or Contractual Obligations of any kind granting any Person the right (absolute or contingent) to purchase or otherwise acquire shares of Company Common Stock, other than the Company Convertible Notes.

“Company Indebtedness” means, for the Company and its Subsidiaries: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which the Company or its Subsidiary is responsible or liable, (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any conditional sale or title retention agreement and all obligations secured by any Lien on any property or asset, (iv) all obligations under leases required to be capitalized in accordance with GAAP, (v) all obligations for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations under interest rate and/or currency swap hedging transactions (valued at the aggregate termination value thereof, with transactions with positive values offset against transactions with negative values) and (vii) all obligations of the type referred to in clauses (i) through (vii), the payment for which the Company or its Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or the payment of which is secured by any Lien on any assets of the Company or its Subsidiary.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company Stockholders” means the holders of the Company Common Stock, for all periods prior to the Closing, and the holders of the Company Common Stock as of immediately prior to the Closing, for all periods on or after the Closing.

“Company Products” means the products or services provided by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Products that are in the Company Intellectual Property Rights.

“Contractual Obligation” means, with respect to any Person, any legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which such Person or any of its Subsidiaries is a party or by or to which any of the properties or assets of such Person or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to such Person or any of its Subsidiaries).

“COVID-19” means SARS-CoV-2 and mutations, variations, or evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other law, decree, judgment, injunction, directive, guideline, or recommendation by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (A) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law, or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable laws), including but not limited to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” means any laws relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Final Prospectus” means Parent’s Final Prospectus dated August 30, 2021.

“Founder Shares” means the shares of Parent Common Stock issued in a private placement prior to Parent’s initial public offering, and any shares of Parent Common Stock issued as a dividend or distribution thereon.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any supra-national governing body, or any court, agency, commission, authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any such government, political subdivision thereof, or supra-national governing body, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator or other tribunal of competent jurisdiction.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Hotel Purchase Transaction” means the consummation of the transactions contemplated by the Hotel Purchase Agreement, including without limitation the purchase by Parent of the Hotels.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable Legal Requirements and industry standards that are binding on the Company concerning: (i) privacy, data protection, cybersecurity, e-commerce; and (ii) the Processing of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such laws, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Initial Stockholders” means the holders of the Founder Shares.

“Insider” means, with respect to any Person, any natural Person who is an officer, director, or employee of such Person.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any law (including common law), statute, standard, ordinance, decree, permit, authorization, code, rule, regulation or Order of any Governmental Authority.

“Lien” means any charge, claim, mortgage, pledge, lien, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction of any kind on transfer, use, voting, receipt of income or exercise of other similar right of ownership (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to give any of the foregoing.

“Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, occurrence or effect, that, individually or when aggregated with other changes, events, occurrences or effects, has a materially adverse effect on (x) the condition, financial or otherwise, assets, liabilities, business, prospects, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, take as a whole, as applicable, or (y) the ability of the Company and its Subsidiaries, or Parent and Merger Sub, as applicable, to timely consummate the Closing (including the Transactions) on the terms set forth in this Agreement; provided that, in the case of clause (x) only, no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof (including SEC SPAC Accounting Changes), (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), and acts of God, (iv) COVID-19 Measures, (v) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that this exception shall not apply for the purposes of the representations and warranties of the Company and Parent set forth in Section 2.5 or Section 3.5, respectively), (vi) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), or (vii) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s written request, on the one hand, or by Parent and Merger Sub at the Company’s written request, on the other hand, including in either case any action required to be taken or omitted to be taken by this Agreement and any action to which the other Party has consented in writing; provided, however, in the case of each of the foregoing, in the event that the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, are materially and disproportionately adversely affected by such change, event, occurrence or effect relative to other participants in the industries in which they operate, the extent (and only the extent) to which such adverse effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, relative to such other participants may be taken into account in determining whether there has been a Material Adverse Effect.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share, authorized by the Parent Charter Documents as currently in effect.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Stockholders” means the holders of Parent Common Stock prior to the Merger.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Common Stock and one-half of one Parent Warrant.

“Parent Warrants” means the redeemable common stock warrants of Parent, each whole warrant exercisable for one share of Parent Common Stock at a price of $11.50, beginning thirty (30) days after the Closing Date and expiring on the fifth anniversary of the Closing Date, or earlier upon redemption, upon the terms and conditions set forth in the warrant agreement entered into between Parent and Continental on August 30, 2021.

“Parent’s Knowledge,” “Knowledge of Parent” and similar formulations mean that one or more of Elan Blutinger, Kim Schaefer or Alex Lombardo has actual knowledge of the fact or other matter at issue.

“Permits” means any franchise, license, certificate of compliance, authorization, permit, approval, Order or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Permitted Lien” means, with respect to a Person, (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, on the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by such Person, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase price of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (h) de minimis Liens that arise by operation of law in the ordinary course of business.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual or an individual’s device); and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under applicable Legal Requirements (including Information Privacy and Security Laws), Company’s privacy and information security policies, or Privacy Contracts. Personal Information includes information in any form, whether paper or electronic.

“Processing” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, storage, adaptation or alteration, use, disclosure, dissemination, transfer, erasure, or destruction.

“Pro Rata” means, with respect to a Company Stockholder, the proportion that (i) the number of shares of Company Common Stock owned by such Company Stockholder immediately prior to the Effective Time bears to (ii) the aggregate number of shares of Company Common Stock held by all the Company Stockholders immediately prior to the Effective Time.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Alpine Acquisition Sponsor LLC.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Hotel Purchase Transaction, the Merger and the PIPE Investment.

“Transaction Expenses” means any financial advisory, legal, accounting, brokerage and other fees, costs and expenses incurred by a Party or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith or the completion of the Transactions, including any fees, costs or expenses incurred in connection with (i) obtaining directors’ and officers’ insurance covering periods prior to the Closing, (ii) making required filings under the HSR Act, (iii) preparing, filing and mailing the Proxy Statement/Prospectus, or (iv) negotiating, soliciting investment in and consummating the PIPE Investment.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.